Exhibit 1

ASX Release
Level 18, 275 Kent Street
Sydney, NSW, 2000

11 DECEMBER 2020

Results of 2020 Annual General Meeting

In accordance with ASX Listing Rule 3.13.2 and section 251AA of the Corporations Act 2001 (Cth), the results of Westpac Banking Corporations 2020 Annual General Meeting are attached.

All resolutions put to the AGM were decided by way of poll.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
0419 683 411	0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ANNUAL GENERAL MEETING Friday, 11 December, 2020	RESULT OF ANNUAL GENERAL MEETING (ASX REPORT)

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Direct vote (as at proxy close):		Poll (Manner in which votes were cast in person or by proxy on a poll (where applicable) on a poll at the meeting
No	Short Description	Strike Y/N/NA	For	Against	Discretionary (open votes)	Abstain	For	Against	For	Against	Abstain **	Result
2	GRANT OF EQUITY TO MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER	NA	1,565,559,092 95.85%	12,313,224 0.75%	7,545,641 0.46%	1,418,842	36,625,365 2.24%	11,324,792 0.69%	1,610,133,182 98.52%	24,130,210 1.48%	1,428,907	Carried
3	REMUNERATION REPORT	N	1,548,258,766 94.91%	27,656,277 1.70%	7,593,135 0.47%	3,421,470	37,768,559 2.32%	10,088,249 0.62%	1,593,861,670 97.66%	38,257,129 2.34%	3,449,419	Carried
4A	TO RE-ELECT PETER NASH AS A DIRECTOR	NA	1,373,681,804 84.11%	203,658,421 12.47%	7,953,978 0.49%	1,565,693	41,253,937 2.53%	6,663,358 0.41%	1,423,325,134 87.10%	210,731,416 12.90%	1,625,984	Carried
4B	TO ELECT JOHN MCFARLANE AS A DIRECTOR	NA	1,496,804,519 91.65%	80,551,166 4.93%	7,936,784 0.49%	1,578,080	42,681,918 2.61%	5,219,724 0.32%	1,548,026,990 94.73%	86,036,883 5.27%	1,612,835	Carried
4C	TO ELECT CHRISTOPHER (CHRIS) LYNCH AS A DIRECTOR	NA	1,576,210,153 96.52%	1,120,989 0.07%	7,942,387 0.49%	1,653,248	42,441,078 2.60%	5,404,336 0.33%	1,627,077,048 99.58%	6,909,140 0.42%	1,691,346	Carried
4D	TO ELECT MICHAEL HAWKER AS A DIRECTOR	NA	1,575,938,359 96.50%	1,380,233 0.08%	7,957,385 0.49%	1,585,220	42,245,484 2.59%	5,649,695 0.35%	1,626,648,935 99.55%	7,407,355 0.45%	1,605,429	Carried
5A	TO ELECT NOEL DAVIS WHO NOMINATES HIMSELF AS A DIRECTOR FOR ELECTION, IN ACCORDANCE WITH THE WESTPAC CONSTITUTION	NA	12,870,873 0.79%	1,560,507,221 95.81%	7,989,110 0.49%	6,042,087	6,134,196 0.38%	41,227,738 2.53%	19,309,169 1.18%	1,610,272,925 98.82%	6,094,474	Not Carried
5B	TO ELECT PAUL WHITEHEAD WHO NOMINATES HIMSELF AS A DIRECTOR FOR ELECTION, IN ACCORDANCE WITH THE WESTPAC CONSTITUTION	NA	11,740,014 0.72%	1,565,436,975 95.90%	7,988,962 0.49%	2,372,729	5,496,519 0.34%	41,734,026 2.56%	17,513,952 1.07%	1,615,732,586 98.93%	2,428,030	Not Carried

** - Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item

This report was produced from the Link Market Services Meeting System	Page 1 of 1